Exhibit 99.1

Urban Barns Foods Financing Update

VANCOUVER, British Columbia, October 22, 2012/PRNewswire/ -- Urban Barns Foods Inc. (URBF.QB) ("Company" or “Urban Barns "), a leading authority on Cubic Farming, for fresh green leafy vegetables, announced today that we have accepted subscriptions for a total of $260,000 at .01 cent and an additional $50,000 at .025 cents.

The Company is currently in discussions with several institutional and high net worth investors to finance the Company's first facility for commercial production of locally grown vegetables to be located on the West Island of Montreal. The Company has budgeted $2 Million US for the purchase and construction of some 44 Cubic Farming™ machines. Forty of these machines are for commercial production and four machines are for research and development (R&D) initiatives. The additional R&D machines will compliment the existing five machines in the Langley, British Columbia facility.

It is contemplated that each new R&D machine will be housed in a separate enclosure with appropriate room controls. The Company's initial objectives for these new research machines will be to reduce the growing cycle from the current 35 days and to increase the types of products the company can grow and offer to its future clients.

It is expected to take between 3 to 4 months to contract and build the machines including various leasehold improvements from the date of the closing of the financing.

Mr. Meikleham, Chairman and CFO, stated, “On behalf of the board I am pleased with the progression of our financing initiatives”.

About Urban Barns Foods Inc.

Urban Barns uses patent pending proprietary equipment to produce affordable vegetables in a secure and controlled indoor environment. By setting up subsidiary facilities and growing locally, Urban Barns can focus on supplying any community, irrespective of the regional climate, effectively reducing shipping times and related spoilage costs. Urban Barns has the unique ability to scale and cater to the demands of all major communities. Our commitment to our consumers is reflected through our motto, "Purely Fresh, Naturally Tasty, and Completely Healthy". www.urbanbarns.com and www.urbanbarnsfoods.com are registered trademarks and Cubic Farming and Cubic Agriculture are copyright of Urban Barns Foods Inc. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

Forward-Looking Statements:

Except for historical information contained herein, the matters set forth above may be forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to Urban Barns or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of management, as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as the level of business and consumer spending, the amount of sales of Urban Barns ' products, the competitive environment within the industry, the ability of Urban Barns to continue to expand its operations, the level of costs incurred in connection with Urban Barns ' expansion efforts, economic conditions in the industry and the financial strength of Urban Barns ' customers and suppliers. Urban Barns does not undertake any obligation to update such forward-looking statements. Investors are also directed to consider all other risks and uncertainties.

Contacts: Urban Barns Foods Inc.

Media Contact: ir@urbanbarnsfoods.com

www.urbanbarnsfoods.com